Exhibit 23.7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated August 18, 2010 with respect to the financial statements of Liquid Container Inc. and July 30, 2010, with respect to the financial statements of WCK-L Holdings, Inc. and CPG-L Holdings, Inc. each contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Chicago, IL
October 4, 2010